EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES’ THIRD QUARTER SERVICE REVENUES RISE 19.9%

BACKLOG CLIMBS TO $46.5 MILLION

NEWTOWN, PA, November 3, 2004 — Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI), today announced its financial results for the third quarter ended September 30, 2004.

Financial Highlights for the third quarter of 2004 include:

•	Service revenues increased 19.9% year over year to $6.5 million on 179 projects for 75 clients.

•	Operating income increased 16.1% year over year to $720,000.

•	Net income was $430,000, or $0.04 per fully diluted share, with a full effective tax rate of 41%, as compared to the third quarter of 2003 when, with an effective tax rate of 11%, net income was $527,000, or $0.05 per fully diluted share.

•	Backlog increased to $46.5 million, a 15.7% increase year over year.

Financial Highlights of the nine months ended September 30, 2004 include:

•	Service revenues increased 19.2% year over year to $19.0 million on 191 projects for 78 clients.

•	Operating income increased 36.4% year over year to $2.1 million.

•	Net income increased to $1.2 million, or $0.10 per fully diluted share, with a 41% effective tax rate, as compared to the same period of 2003 when, with an effective tax rate of 21%, net income was $1.1 million, or $0.11 per fully diluted share.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “As the third quarter ended, we signed a letter of intent to acquire Heart Core B.V., a leading global provider of customized imaging services in the field of cardiovascular, pulmonary and orthopedic clinical research. While the acquisition has not yet closed, this planned acquisition is consistent with our strategy to be the leader in medical imaging core lab services by expanding our therapeutic expertise in cardiovascular therapy, introducing new image analysis solutions and strengthening our global presence.”

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Mr. Weinstein added, “We continue to be encouraged with the progress we are making in the marketing and development of our CapMed Personal Health Record software and Personal Health Key™. Strategically, we are seeing momentum building for the adoption and acceptance of electronic medical records (EMR) throughout the health system. We are actively working with several major EMR vendors to ensure that our products can seamlessly integrate with their systems to enable patients to maintain their own medical records with information from their health care providers. Tactically, we have a number of proposals outstanding with pharmaceutical companies and hospitals to distribute our products into their respective markets.”

Weinstein concluded, “The 2004 third quarter operating results continue the progress and growth we have experienced during the last few years. These results include $319,000 of operating expenses related to our CapMed division with minimal associated revenue. In addition, we continue to see our backlog grow, reaching $46.5 million as of September 30, 2004. As a result, we reiterate our 2004 full year guidance of revenues in the range of $29 - $31 million and earnings per share of $0.13 to $0.15 per share. For 2005, we estimate revenues in the range of $34 - $37 million and earnings per share in the range of $0.17 to $0.19 per share.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #5330978. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its recently acquired CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the successful consummation and integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03
Service revenues	6,547	5,462	18,988	15,923
Reimbursement revenues	1,020	876	2,558	2,289

Total revenues	$7,567	$6,338	$21,546	$18,212

Costs and expenses:
Cost of revenues	5,020	4,170	13,917	12,246
General & admin. expenses	1,067	1,027	3,284	2,938
Sales & marketing expenses	760	521	2,263	1,502

Total cost and expenses	6,847	5,718	19,464	16,686

Income from operations	720	620	2,082	1,526

Interest income (expense)	(2)	(31)	6	(101)

Income before taxes	718	589	2,088	1,425
Income tax provision	288	62	846	296

Net income	430	527	1,242	1,129

Basic earnings per share	$0.04	$0.06	$0.12	$0.13

Weighted average number of shares - basic	10,824	9,132	10,790	8,806

Diluted earnings per share	$0.04	$0.05	$0.10	$0.11

Weighted average number of shares - diluted	12,155	10,782	12,257	10,309

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Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:

Cash and cash equivalents	$12,401	$13,289
Accounts receivable	6,992	4,429
Prepaid expenses and other current assets	992	574
Deferred income taxes	1,029	1,614

Total current assets	21,414	19,906

Property & equipment net	4,719	4,662
Other assets	1,113	1,339

Total assets	$27,246	$25,907

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,096	$985
Accrued expenses and other current liabilities	1,157	1,603
Deferred revenue	3,274	3,070
Current maturities of capital lease obligations and convertible note	1,312	1,282

Total current liabilities	6,839	6,940
Long-term capital lease obligations	801	771
Deferred income taxes	661	661
Other liability	127	108

Total liabilities	8,428	8,480

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	21,024	20,874
Accumulated deficit	(2,209)	(3,450)

Total stockholders’ equity	18,818	17,427

Total liabilities & stockholders’ equity	$27,246	$25,907

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Nine Months Ended
	09/30/04	09/30/03
Cash flows from operating activities:
Net income	1,242	1,128
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,300	769
Provision for deferred income taxes	672	251
Bad debt provision	13	—
Stock based compensation expense	10	24
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,575)	(1,027)
Increase in prepaid expenses and other current assets	(419)	(81)
Decrease in other assets	53	35
Increase in accounts payable	111	180
(Decrease) increase in accrued expenses and other current liabilities	(456)	508
Increase in deferred revenue	203	676
Decrease in other liabilities	(27)	—

Net cash provided by operating activities	$127	$2,463

Cash flows from investing activities:
Purchases of property and equipment	(1,184)	(1,278)

Net cash used in investing activities	$(1,184)	$(1,278)

Cash flows from financing activities:
Payments under equipment lease obligations	(487)	(472)
Payments under promissory note	(125)	(125)
Proceeds from sales leaseback	672	—
Proceeds exercise of stock options	109	253
Net proceeds from private placement	—	9,874

Net cash provided by (used in) financing activities	$169	$9,530

Net (decrease) increase in cash and cash equivalents	(888)	10,715
Cash and cash equivalents at beginning of period	13,289	2,563

Cash and cash equivalents at end of period	$12,401	$13,278

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease obligations	$672	$248

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